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                                                                       EXHIBIT 1


  Letter of Responsibility Concerning Authorization of TCL Holdings Co., Ltd.
              as a Trial Enterprise to Operate State-Owned Assets





I, Wu Shi Hong, a designated officer of TCL, hereby represent that the attached English translation of the Letter of Responsibility Concerning Authorization of TCL Holdings Co., Ltd. as a Trial Enterprise to Operate State-Owned Assets between Huizhou Municipal Government and TCL Holdings Co., Ltd. dated May 12, 1997 is a fair and accurate English translation of the Letter of Responsibility Concerning Authorization of TCL Holdings Co., Ltd. as a Trial Enterprise to Operate State-Owned Assets, which was prepared and executed in the Chinese language.



                                                   By:  /s/ Wu Shi Hong
                                                       -------------------------

                                                   Name:  Wu Shi Hong

                                                   Title: Vice President


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                                                                       Exhibit 1

                            LETTER OF RESPONSIBILITY


                                   CONCERNING


                 AUTHORIZATION OF TCL HOLDINGS CO., LTD.* AS A

                          TRIAL ENTERPRISE TO OPERATE

                               STATE-OWNED ASSETS
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Party A: Huizhou Municipal State-owned Assets Management Committee, Guangdong
         Province

Party B: TCL Holdings Co., Ltd.*


Article 1. The Parties have entered into this Letter of Responsibility along the lines of the Company Law of the People's Republic of China and the Notice of the Guangdong Provincial People's Government Concerning Approval and Transmission of the Request for Instructions by Guangdong Province State-owned Assets Administration for Implementation of the Opinions Concerning Authorization to Operate State-owned Assets on a Trial Basis (ref. Yue Fu [1995] No. 12).

Article 2. Party A, on behalf of the municipal government, has authorized Party B to operate state-owned assets of TCL Holdings Co., Ltd.* in the amount of RMB(YEN)423,054,540.26. This amount shall be the reference number for assessment of the maintenance or increase in the value of the state-owned assets. The specific assessment method shall be clearly stipulated in the Letter of Responsibility for Rewards and Punishments In Connection with the Authorized Operation by TCL Holdings Co., Ltd.* of State-owned Assets on a Trial Basis (the "Letter of Responsibility for Rewards and Punishments").

Article 3. As the entity investing the state-owned assets, Party B shall have the functions and powers granted under the Company Law, the Articles of Association of TCL Holdings Co., Ltd.* and the Plan for Implementation of Authorized Operation by TCL Holdings Co., Ltd.* of State-owned Assets. Party B shall exercise the rights of an investor in respect of all the enterprises wholly-owned by it, in which it holds a controlling interest and in which it holds an equity share.

Article 4. Party B must abide by state laws and administrative regulations and the administrative rules of Guangdong Province and Huizhou Municipality. Party B shall conduct its operations according to law, pay tax according to regulations, establish normal systems for reporting for approval and filing for the record, and accept administration and supervision by Party A.

(1) Resolutions concerning the following matters must be reported to Party A for approval after they have been reviewed and adopted at a meeting of the board of directors of, or other relevant meeting held by, Party
         B:

         (i)      any amendment of the Articles of Association of the company;

         (ii)     any plans to increase or decrease capital or issue bonds;

         (iii) the merger, division, change of form, dissolution or liquidation of the parent company; and

         (iv)     any other matters considered necessary by Party B.

(2) Party B shall timely report the following matters to Party A for the record:


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         (i)      strategic development plans and business development targets for the operation of the state-owned assets;

         (ii) any transfer of title to, or merger, bankruptcy, auction or reorganization as a corporation of, a subsidiary;

         (iii) the particulars of all payments, retentions and uses of earnings from the state-owned assets;

         (iv) investment abroad of an aggregate amount equal to or greater than 50 percent of the net assets;

         (v) the establishment of a new enterprise legal person in conjunction with another enterprise or institution, the establishment of any equity or cooperative joint venture with a foreign investor, investment outside China or the establishment of an enterprise outside China;

(6) loan items for which key production equipment or main factory buildings or sites are mortgaged;

(7) the annual financial budgets and settlement plans, the consolidated accounting statements, and the written opinions upon inspection of the enterprise's annual financial settlements from the financial, taxation and audit authorities and (an) accounting firm(s);

(8) the annual final report on the particulars of the completion of operations; and

(9)      any other matters considered necessary by Party B.

Article 5. Party B shall meet the following targets for assessment of economic responsibility during the term of authorization:

(1) the annual increase in the earning rate for state-owned net assets used for business purposes shall not be less than 10 percent;

(2) Party B shall ensure that state-owned assets not used for business purposes are not lost; and

(3) past due accounts receivable shall be subject to recovery rate target assessment as follows:

         - a recovery rate of 70 percent for doubtful accounts incurred prior to or during 1993; and

         - a recovery rate of 95 percent for doubtful accounts incurred from 1994 to 1996.

         Recovery shall be spread over three years, and one third of such accounts shall be recovered annually. The recovery of doubtful accounts shall not be included as an increase in the value of the state-owned assets.


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Article 6. In order to reflect the principle of reciprocal rewards and penalties, and to reflect the sharing of responsibilities and risks, the chairman of the board of TLC Holdings Co., Ltd.*, as the person responsible for the authorized operations, shall hand over RMB(YEN)300,000 and mortgage personal assets with a value of RMB(YEN)200,000 to Party A as a deposit for the authorized operations. If, upon expiration of the term of responsibility, an annual increase in the value of state-owned assets entrusted for operation has been realized and the operations and continuous development of TCL Holdings Co., Ltd.* is maintained, the RMB(YEN)300,000 paid by the responsible person shall be repaid by Party B in full with interest, and the personal assets with a value of RMB(YEN)200,000 shall be returned in full.

Article 7. The remuneration system of an annual salary shall be implemented for Party B's responsible person. The annual salary shall be made up of three parts: a basic wage (according to the current enterprise wage standard), enterprise shares and a cash bonus.

Article 8. Party A shall duly carry out all tasks involving guidance, explanation and consulting relating to government policies, provide the necessary assistance for difficulties that occur and issues that arise during the operation of the assets, timely review and approve reports submitted by Party B, and supervise, assess, reward and punish Party B in accordance with the Plan for Implementation of Authorized Operation by TCL Holdings Co., Ltd.* of State-owned Assets and this Letter of Responsibility.

(1) During the first three months after the end of each year, Party B shall submit to the supervisory board the audit reports on its subsidiaries produced by (an) intermediary organization(s) together with a consolidated financial statement formulated on the basis thereof. Party A shall appraise Party B's business performance in accordance with the financial settlement report that has been examined and adopted by the supervisory board. Increase or decrease factors such as land premiums, reappraisal of assets, transfer of assets, etc. will be ignored during the assessment, if appropriate.

(2) The reward and punishment method of linking the personal income of the responsible person to the enterprise's business earnings shall be adopted. The specific method for rewards and punishments shall be stipulated in the Letter of Responsibility for Rewards and Punishments.

(3) If Party B is able to perform the systems for reporting for approval and filing for the record, and is found after audit and assessment to have met the assessment targets, it may pay the remuneration of the responsible person in full on the strength of the approval document from Party A.

(4) If Party B fails to meet the assessment targets, the relevant deduction shall be made from the deposit of the responsible person. The specific method for deduction shall be stipulated in the Letter of Responsibility for Rewards and Punishments.

Article 9. After entering into this Letter of Responsibility, the Parties may not arbitrarily alter or terminate it. In the event that an objective factor such as a major adjustment in state, provincial or municipal government policy or an event of force majeure affects Party B's ability to meet the targets under the Letter of Responsibility, a separate adjustment shall be made when rewards and punishments are assessed. If losses increase for two consecutive

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years or Party B fails to meet the assessment targets for two consecutive years due to incompetent operations and management by Party B, or if Party B violates relevant regulations and harms the interests of the state-owned assets, Party A shall have the right to suspend or terminate this Letter of Responsibility and to pursue the economic, administrative and legal liability of Party B's responsible person.

Article 10. This Letter of Responsibility is made in five copies. One copy shall be held by each Party, and one copy shall be delivered to the General Office of Huizhou Municipal Government, Huizhou Municipal Economic Commission and the General Office of Huizhou Municipal State-owned Assets Administration. Each copy shall be equally legally valid and effective.

Article 11. The Parties shall resolve any matter not sufficiently provided for herein through friendly consultations and in compliance with the relevant laws, regulations and policies of the state, Guangdong Province and Huizhou Municipality.

Article 12. The effective term of this Letter of Responsibility shall be five years, and shall run from January 1, 1997 to December 31, 2001.

Party A: Huizhou Municipal State-owned Assets Management Committee

         Affix seal:       (Sealed)  Huizhou Municipal People's Government

         Authorized representative: (signed)  Chen Shi Dong

Party B: TCL Group Company Limited*

         Affix seal:       (Sealed)  TCL Holdings Co., Ltd.

         Legal representative:      (Signed)  Li Dongsheng

Date:    May 12, 1997



* Translator's note:

This name has been translated by us and may not be the official English name (if any).



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